UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2017

Performant Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35628	20-0484934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 North Canyons Parkway
Livermore, California 94551
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 960-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On May 3, 2017, Performant Business Services, Inc., which is a wholly-owned subsidiary of Performant Financial Corporation (the “Company”) and is the borrower under that certain Credit Agreement dated as March 19, 2012 with Madison Capital Funding LLC, as agent (the “Agent”) and the lenders party thereto from time to time (as amended, the “Credit Agreement”), entered into Amendment No. 8 to the Credit Agreement (the “Eighth Amendment”). The Company and certain other of its subsidiaries are guarantors of the obligations under the Credit Agreement.
Pursuant to the Eighth Amendment, the March 19, 2018 maturity date of the Term B loan advanced under the Credit Agreement was extended to June 19, 2018. As a result of this extension, regularly scheduled quarterly amortization payments of $247,500 will also extend through March 31, 2018, with the remaining outstanding principal amount being due on the June 19, 2018 maturity date. Interest on the Term B loan charged under the Credit Agreement, as revised by the Eighth Amendment, was also increased by 3.00% per annum, however the amount of such increased interest will be payable in kind. The quarterly and annual financial reporting covenants were also modified under the Eighth Amendment to require that the Company’s financial statements required to be delivered to the Agent not containing a qualification, if required by GAAP, with respect to the ability of the Company to continue as a going concern. In connection with the Eighth Amendment, the Company prepaid $7.5 million under the Credit Agreement, which was applied to the Term B loan. In addition, the Company deposited $6.0 million into a deposit account which is subject to the exclusive control of the Agent. Pursuant to the Eighth Amendment, these funds will be remitted to the Agent for application to the Term B loan or other obligations, as applicable, under the Credit Agreement on the earlier to occur of (i) August 3, 2017 and (ii) the occurrence and continuation of an event of default.
The Company’s financial covenants were modified by the Eighth Amendment as follows:

•	A capital expenditure limitation of $3.0 million will be in effect during the first quarter of 2018.

•
The total debt to EBITDA ratio of 4.75 to 1.0, which was in effect through the computation period ending as of December 31, 2017, has been extended under the Eighth Amendment through the computation period ending as of March 31, 2018.

•
The interest coverage ratio of 1.75 to 1.0, which was in effect through the computation period ending as of December 31, 2017, has been extended under the Eighth Amendment through the computation period ending as of March 31, 2018.

The foregoing summary of the Eighth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Eighth Amendment, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On May 9, 2017, Performant Financial Corporation issued a press release announcing financial results for its quarter ended March 31, 2017. The full text of the press release is furnished as Exhibit 99.1.
The information furnished in this Form 8-K, including the exhibit attached, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 8 to Credit Agreement, dated as of May 3, 2017, by and among Performant Business Services, Inc., the Lenders party hereto, and Madison Capital Funding, LLC.
99.1	Press release issued by Performant Financial Corporation, dated May 9, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 9, 2017

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Hakan Orvell
Hakan Orvell
Chief Financial Officer